                                                                 Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

      Parent                  Subsidiary               Percent of Ownership

Home Federal Bancorp     HomeFederal Bank                     100%
Home Federal Bancorp     HomeFed Financial                    100%

     The financial statements of Home Federal Bancorp are consolidated with those of its subsidiaries.